EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement on Form S-8 of iBEAM Broadcasting Corp. of our report dated May 8, 2000, relating to the consolidated balance sheets of NextVenue Inc. and subsidiary as of December 31, 1998 (Predecessor Company) and 1999, and the related consolidated statements of operations, divisional/stockholders' equity and comprehensive loss and cash flows for the year ended December 31, 1998 (Predecessor Company) and for the year ended December 31, 1999, which report appears in the Form 8-K (000-37258) of iBEAM Broadcasting Corp. dated October 18, 2000.

/s/ KPMG LLP

New York, New York
November 9, 2000